Exhibit 10.2
FIRST AMENDMENT TO CREDIT AGREEMENT
     THIS FIRST AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) dated as of December 1, 2006, is by and among NEW CENTURY TRANSPORTATION, INC., a New Jersey corporation (the “Borrower”), the Material Domestic Subsidiaries of the Borrower party hereto (each a “Guarantor” and collectively, the “Guarantors”), and WACHOVIA BANK, NATIONAL ASSOCIATION, as administrative agent on behalf of the Lenders (as hereinafter defined) under the Credit Agreement (as hereinafter defined) (in such capacity, the “Administrative Agent”). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement.
W I T N E S S E T H
     WHEREAS, the Borrower, the Guarantors, certain banks and financial institutions from time to time party thereto (the “Lenders”) and the Administrative Agent are parties to that certain Credit Agreement dated as of August 14, 2006 (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Credit Agreement”);
     WHEREAS, the Credit Parties have requested the Required Lenders amend certain provisions of the Credit Agreement; and
     WHEREAS, the Required Lenders are willing to make such amendments to the Credit Agreement, subject to the terms and conditions set forth herein.
     NOW, THEREFORE, in consideration of the agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
AMENDMENTS TO CREDIT AGREEMENT
     1.1 New Definitions. The following definitions are hereby added to Section 1.1 of the Credit Agreement in the appropriate alphabetical order:
     “First Amendment Effective Date” shall mean December 1, 2006.
     “Initial Term Loan” shall have the meaning set forth in Section 2.2(a).
     “Initial Term Loan Committed Amount” shall have the meaning set forth in Section 2.2(a).
     “Incremental Term Loan “ shall have the meaning set forth in Section 2.2(a).
     “Incremental Term Loan Committed Amount” shall have the meaning set forth in Section 2.2(a).

     1.2 Amendment to Revolving Committed Amount. Section 2.1 (a) of the Credit Agreement is hereby amended by deleting the words “TWENTY MILLION DOLLARS ($20,000,000)” and replacing them with the words “TWENTY-FIVE MILLION DOLLARS ($25,000,000).”
     1.3 Amendment to Section 2.2. Section 2.2(a) and Section 2.2(b) of the Credit Agreement are hereby amended and restated in their entireties to read as follows:
     (a) Term Loan. Subject to the terms and conditions hereof and in reliance upon the representations and warranties set forth herein, each Term Loan Lender severally, but not jointly, agrees to make available to the Borrower (through the Administrative Agent) on (a) the Closing Date such Term Loan Lender’s Term Loan Commitment Percentage of a term loan in Dollars (the “Initial Term Loan”) in the aggregate principal amount of ONE HUNDRED MILLION DOLLARS ($100,000,000) (the “Initial Term Loan Committed Amount”) and (b) the First Amendment Effective Date such Term Loan Lender’s Term Loan Commitment Percentage of a term loan in Dollars (the “Incremental Term Loan”; and together with the “Initial Term Loan”, the “Term Loan”) in the aggregate principal amount of FIFTEEN MILLION DOLLARS ($15,000,000) (the “Incremental Term Loan Committed Amount”; together with the Initial Term Loan Committed Amount, the “Term Loan Committed Amount”), in each case for the purposes hereinafter set forth. Upon receipt by the Administrative Agent of the proceeds of the Term Loan, such proceeds will then be made available to the Borrower by the Administrative Agent by crediting the account of the Borrower on the books of the office of the Administrative Agent specified in Section 9.2, or at such other office as the Administrative Agent may designate in writing, with the aggregate of such proceeds made available to the Administrative Agent by the Term Loan Lenders and in like funds as received by the Administrative Agent (or by crediting such other account(s) as directed by the Borrower). The Term Loan may consist of Alternate Base Rate Loans or LIBOR Rate Loans, or a combination thereof, as the Borrower may request; provided, however, that the Term Loan made on the Closing Date and/or the First Amendment Effective Date may only consist of Alternate Base Rate Loans unless the Borrower delivers a funding indemnity letter, substantially in the form of Exhibit 2.1 (a), reasonably acceptable to the Administrative Agent not less than three (3) Business Days prior to the Closing Date and/or the First Amendment Effective Date, as applicable. LIBOR Rate Loans shall be made by each Term Loan Lender at its LIBOR Lending Office and Alternate Base Rate Loans at its Domestic Lending Office. Amounts repaid or prepaid on the Term Loan may not be reborrowed.
     (b) Repayment of Term Loan. The principal amount of the Term Loan shall be repaid in twenty-four (24) consecutive quarterly installments as follows, unless accelerated sooner pursuant to Section 7.2:

Principal Amortization Payment	Term Loan Principal Amortization
Dates	Payment
December 31, 2006	$287,500
March 31, 2007	$287,500
June 30, 2007	$287,500
September 30, 2007	$287,500
December 31, 2007	$287,500
March 31, 2008	$287,500
June 30, 2008	$287,500
September 30, 2008	$287,500
December 31, 2008	$287,500
March 31, 2009	$287,500
June 30, 2009	$287,500
September 30, 2009	$287,500
December 31, 2009	$287,500
March 31, 2010	$287,500
June 30, 2010	$287,500
September 30, 2010	$287,500
December 31, 2010	$287,500
March 31, 2011	$287,500
June 30, 2011	$287,500
September 30, 2011	$287,500
December 31, 2011	$287,500
March 31, 2012	$287,500
June 30, 2012	$287,500
Term Loan Maturity Date	$108,387,500 or the remaining
outstanding principal amount of
the Term Loan
     1.4 Amendment to Section 2.2(e). Section 2.2(e) of the Credit Agreement is hereby amended by deleting the words “FIFTY MILLION DOLLARS ($50,000,000)” and replacing them with the words “THIRTY-FIVE MILLION DOLLARS ($35,000,000).”
     1.5 Amendment to Section 5.13. Section 5.13 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
     Section 5.13 Hedging Agreements.
     Within 90 days following the First Amendment Effective Date, cause at least 50% of the aggregate Term Loan then outstanding, and projected to be outstanding, to be hedged pursuant to Hedging Agreements for a term of at least three (3) years with a counterparty and on terms reasonably acceptable to the Administrative Agent.

     1.6 Amendment to Section 6.10. Clause (c) of Section 6.10 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
     (a) so long as no Default or Event of Default exists before and after giving effect thereto, to make (i) payments with respect to earn out obligations and (ii) interest payments with respect to Subordinated Debt permitted by Section 6.1(h), in each case incurred as part of the consideration for a Permitted Acquisition,
ARTICLE II
CONDITIONS TO EFFECTIVENESS
     2.1 Closing Conditions. This Amendment shall become effective as of the day and year set forth above (the “First Amendment Effective Date”) upon satisfaction of the following conditions (in form and substance reasonably acceptable to the Administrative Agent):
     (a) Executed Amendment. The Administrative Agent shall have received a copy of this Amendment duly executed by each of the Credit Parties and the Administrative Agent, on behalf of the Required Lenders.
     (b) Executed Consents. The Administrative Agent shall have received executed consents, in substantially the form of Exhibit A attached hereto, from the Required Lenders authorizing the Administrative Agent to enter into this Amendment on their behalf. The delivery by the Administrative Agent of its signature page to this Amendment shall constitute conclusive evidence that the consents from the Required Lenders have been obtained.
     (c) Notes. The Administrative Agent shall have received (i) for the account of any Revolving Lender requesting a promissory note, a Revolving Note, and (ii) for the account of any Term Loan Lender requesting a promissory note, a Term Loan Note.
     (d) Authority Documents. The Administrative Agent shall have received a (i) certificate for each Credit Party (including the Acquired Company and its Subsidiaries), certified by an officer of such Credit Party as of the First Amendment Effective Date, certifying that the (A) articles of incorporation, partnership agreement or other charter documents of such Credit Party, and (B) the bylaws or other operating agreement of such Credit Party, which were delivered to the Administrative Agent in connection with the closing of the Credit Agreement, have not been rescinded or modified, have been in full force and effect since the Closing Date of the Credit Agreement and are in full force and effect as of the First Amendment Effective Date, (ii) resolutions of the board of directors or other comparable governing body of such Credit Party approving and adopting this Amendment, the transactions contemplated herein and authorizing the execution and delivery hereof, (iii) copies of certificates of good standing, existence or its equivalent with respect to each Credit Party certified as of a recent date by the appropriate Governmental Authorities of the state of incorporation and each other state in which the failure to so qualify and be in good standing could reasonably be expected to have a

Material Adverse Effect and (iv) an incumbency certificate of each Credit Party certified by a secretary or assistant secretary (pursuant to a secretary’s certificate in substantially the form of Exhibit 4.1(b) to the Credit Agreement) to be true and correct as of the First Amendment Effective Date.
     (e) Legal Opinion of Counsel. The Administrative Agent shall have received an opinion or opinions (including, if requested by the Administrative Agent, local counsel opinions) of counsel for the Credit Parties, dated the First Amendment Effective Date and addressed to the Administrative Agent and the Lenders, in form and substance acceptable to the Administrative Agent (which shall include, without limitation, opinions with respect to the due organization and valid existence of each Credit Party and opinions as to the non-contravention of the Credit Parties’ organizational documents).
     (f) Solvency Certificate. The Administrative Agent shall have received an officer’s certificate prepared by the chief financial officer of the Borrower as to the financial condition, solvency and related matters of the Credit Parties and their Subsidiaries, after giving effect to the initial borrowings under this Amendment, in substantially the form of Exhibit 4.1(g) to the Credit Agreement.
     (g) Consents. The Administrative Agent shall have received evidence that all boards of directors, governmental, shareholder and material third party consents and approvals (if any) necessary in connection with the transactions contemplated hereby, including, without limitation, the acquisition (the “Acquisition”) of Western Freightways, Inc. (the “Acquired Company”) (collectively, the “Transactions”) have been obtained and all applicable waiting periods have expired without any action being taken by any authority that could restrain, prevent or impose any material adverse conditions on such transactions or that could seek or threaten any of the foregoing.
     (h) Compliance with Laws. The financings and other Transactions shall be in compliance with all applicable laws and regulations (including all applicable securities and banking laws, rules and regulations).
     (i) Bankruptcy. There shall be no bankruptcy or insolvency proceedings pending with respect to any Credit Party or any Subsidiary thereof.
     (j) Financial Condition Certificate. The Administrative Agent shall have received a certificate or certificates executed by a Responsible Officer of the Borrower as of the First Amendment Effective Date, substantially in the form of Exhibit 4.1(o) to the Credit Agreement stating that (i) there does not exist any pending or ongoing, action, suit, investigation, litigation or proceeding in any court or before any other Governmental Authority (A) affecting this Amendment or the other Credit Documents, that has not been settled, dismissed, vacated, discharged or terminated prior to the First Amendment Effective Date or (B) that purports to affect any Credit Party or any of its Subsidiaries, or any transaction contemplated by the Credit Documents, which action, suit, investigation, litigation or proceeding could reasonably be expected to have a Material Adverse Effect, that has not been settled, dismissed, vacated, discharged or terminated prior to the First Amendment Effective Date, (ii) immediately after giving effect to this Amendment, the other Credit Documents, and all the Transactions contemplated to occur on such date, (A) no Default or Event of Default exists, (B) all representations and warranties contained herein and in the other Credit Documents are true and correct, (C) the Credit Parties are in pro forma compliance with each of the financial covenants set forth in Section 5.9 (as evidenced through detailed calculations of such financial covenants on a schedule to such certificate) as of the last day of the month ending at least twenty (20) days preceding the First Amendment Effective Date and (D) the Consolidated Leverage Ratio shall be less than 4.25 to 1.0 (as evidenced through detailed calculations of such financial covenant on a schedule to such certificate), (iii) the conditions to Extensions of Credit in Section 4.2 of the Credit Agreement shall have been satisfied, (iv) each of the other conditions precedent in Article II have been satisfied, except to the extent the satisfaction of any such condition is subject to the judgment or discretion of the Administrative Agent or any Lender.
     (k) Acquisition Documents.
     (i) The Administrative Agent, on behalf of the Secured Parties, shall have received (or shall receive in connection with the closing of the Acquisition) a first priority perfected security interest in all property (including, without limitation, Capital Stock) acquired with respect to the Acquired Company in accordance with the terms of Sections 5.10 and 5.12 of the Credit Agreement.
     (ii) The Administrative Agent shall have received a fully executed Joinder Agreement in accordance with the terms of Section 5.10 of the Credit Agreement.
     (iii) The Administrative Agent and the Lenders shall have received (A) a description of the material terms of the Acquisition, (B) audited financial statements (or, if unavailable, management-prepared financial statements) of the Acquired Company for its two most recent fiscal years and for any fiscal quarters ended within the fiscal year to date, (C) Consolidated projected income statements of the Borrower and its Consolidated Subsidiaries (giving effect to the Acquisition), and (D) a certificate substantially in the form of Exhibit 1.1(g) to the Credit Agreement, executed by a Responsible Officer of the Borrower certifying that the Acquisition complies with the requirements of the Credit Agreement, all in form and substance reasonably satisfactory to the Administrative Agent.
     (l) Financial Projections. The Administrative Agent shall have received updated financial projections reasonably satisfactory in form and substance to the Administrative Agent.
     (m) Fees and Expenses. The Borrower shall have paid in full all reasonable out-of-pocket fees and expenses of the Administrative Agent in connection with the preparation, execution and delivery of this Amendment, including without limitation, the reasonable fees and expenses of Moore & Van Allen PLLC.
     (n) Miscellaneous. All other documents and legal matters in connection with the transactions contemplated by this Amendment shall be reasonably satisfactory in form and substance to the Administrative Agent and its counsel.
ARTICLE III
MISCELLANEOUS
     3.1 Amended Terms. On and after the First Amendment Effective Date, all references to the Credit Agreement in each of the Credit Documents shall hereafter mean the Credit Agreement as amended by this Amendment. Except as specifically amended hereby or otherwise agreed, the Credit Agreement is hereby ratified and confirmed and shall remain in full force and effect according to its terms.
     3.2 Representations and Warranties of Credit Parties. Each of the Credit Parties represents and warrants as follows:
     (a) It has taken all necessary action to authorize the execution, delivery and performance of this Amendment.
     (b) This Amendment has been duly executed and delivered by such Person and constitutes such Person’s legal, valid and binding obligations, enforceable in accordance with its terms, except as such enforceability may be subject to (i) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).
     (c) No consent, approval, authorization or order of, or filing, registration or qualification with, any court or governmental authority or third party is required in connection with the execution, delivery or performance by such Person of this Amendment.
     (d) The representations and warranties set forth in Article HI of the Credit Agreement are true and correct as of the date hereof (except for those which expressly relate to an earlier date).
     (e) After giving effect to this Amendment, no event has occurred and is continuing which constitutes a Default or an Event of Default.
     (f) The Security Documents continue to create a valid security interest in, and Lien upon, the Collateral, in favor of the Administrative Agent, for the benefit of the Lenders, which security interests and Liens are perfected in accordance with the terms of the Security Documents and prior to all Liens other than Permitted Liens.

     (g) Except as specifically provided in this Amendment, the Credit Party Obligations are not reduced or modified by this Amendment and are not subject to any offsets, defenses or counterclaims.
     3.3 Reaffirmation of Credit Party Obligations. Each Credit Party hereby ratifies the Credit Agreement and acknowledges and reaffirms (a) that it is bound by all terms of the Credit Agreement applicable to it and (b) that it is responsible for the observance and full performance of its respective Credit Party Obligations.
     3.4 Credit Document. This Amendment shall constitute a Credit Document under the terms of the Credit Agreement.
     3.5 Further Assurances. The Credit Parties agree to promptly take such action, upon the request of the Administrative Agent, as is necessary to carry out the intent of this Amendment.
     3.6 Entirety. This Amendment and the other Credit Documents embody the entire agreement among the parties hereto and supersede all prior agreements and understandings, oral or written, if any, relating to the subject matter hereof.
     3.7 Counterparts; Telecopy. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. Delivery of an executed counterpart to this Amendment by telecopy or other electronic means shall be effective as an original and shall constitute a representation that an original will be delivered.
     3.8 No Actions, Claims, Etc. As of the date hereof, each of the Credit Parties hereby acknowledges and confirms that it has no knowledge of any actions, causes of action, claims, demands, damages and liabilities of whatever kind or nature, in law or in equity, against the Administrative Agent, the Lenders, or the Administrative Agent’s or the Lenders’ respective officers, employees, representatives, agents, counsel or directors arising from any action by such Persons, or failure of such Persons to act under this Credit Agreement on or prior to the date hereof.
     3.9 GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).
     3.10 Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
     3.11 General Release. In consideration of the Administrative Agent, on behalf of the Lenders, entering into this Amendment, each Credit Party hereby releases the Administrative Agent, the Lenders, and the Administrative Agent’s and the Lenders’ respective officers, employees, representatives, agents, counsel and directors from any and all actions, causes of action, claims, demands, damages and liabilities of whatever kind or nature, in law or in equity, now known or unknown, suspected or unsuspected to the extent that any of the foregoing arises from any action or failure to act under the Credit Agreement on or prior to the date hereof, except, with respect to any such person being released hereby, any actions, causes of action, claims, demands, damages and liabilities arising out of such person’s gross negligence, bad faith or willful misconduct.
     3.12 Consent to Jurisdiction; Service of Process; Waiver of Jury Trial. The jurisdiction, services of process and waiver of jury trial provisions set forth in Sections 9.14 and 9.17 of the Credit Agreement are hereby incorporated by reference, mutatis mutandis.

     IN WITNESS WHEREOF the Credit Parties and the Administrative Agent (on behalf of the Required Lenders) have caused this Amendment to be duly executed on the date first above written.

BORROWER:	NEW CENTURY TRANSPORTATION, INC., a New Jersey corporation
	By:	/s/ Brian Fitzpatrick
		Name:	Brian Fitzpatrick
		Title:	CFO

GUARANTORS:	EAST PARK ACQUISITION, LLC, a New Jersey limited liability company
	By:	/s/ Brian Fitzpatrick
		Name:	Brian Fitzpatrick
		Title:	EVP, CFO

ADMINISTRATIVE AGENT:	WACHOVIA BANK, NATIONAL ASSOCIATION, as Administrative Agent on behalf of the Required Lenders
	By:	/s/ Douglas T. Davis
		Name:	Douglas T. Davis
		Title:	Director

EXHIBIT A
[FORM OF]
CONSENT TO FIRST AMENDMENT
TO CREDIT AGREEMENT
     This Consent is given pursuant to the Credit Agreement, dated as of August 14, 2006 (as previously amended and modified, the “Credit Agreement”: and as further amended by the Amendment (as hereinafter defined), the “Amended Credit Agreement”), by and among NEW CENTURY TRANSPORTATION, INC., a New Jersey corporation (the “Borrower”), those Material Domestic Subsidiaries of the Borrower party hereto (each a “Guarantor” and collectively, the “Guarantors”), the lenders and other financial institutions from time to time party thereto (the “Lenders”) and WACHOVIA BANK, NATIONAL ASSOCIATION, as administrative agent on behalf of the Lenders (in such capacity, the “Administrative Agent”). Capitalized terms used herein shall have the meanings ascribed thereto in the Credit Agreement unless otherwise defined herein.
     The undersigned hereby approves the amendment of the Credit Agreement effected by the First Amendment to Credit Agreement (the “Amendment”), dated as of December 1, 2006, by and among the Borrower, the Guarantors party thereto, and the Administrative Agent and hereby authorizes the Administrative Agent to execute and deliver the Amendment on its behalf and, by its execution below, the undersigned agrees to be bound by the terms and conditions of the Amendment and the Amended Credit Agreement.
     Delivery of this Consent by telecopy shall be effective as an original.
     A duly authorized officer of the undersigned has executed this Consent as of the ___ day of                     , 2006.

,
as a Lender
By:
Name:
Title: